EXHIBIT 99.1
NEWS RELEASE

Contact	Deric Eubanks	Allison Beach	Joe Calabrese
	Chief Financial Officer	Media Contact	Financial Relations Board
	(972) 490-9600	(972) 490-9600	(212) 827-3772

ASHFORD HOSPITALITY TRUST ANNOUNCES REFINANCING OF MORTGAGE LOAN SECURED BY THE RENAISSANCE NASHVILLE HOTEL
DALLAS, September 15, 2025 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) ("Ashford Trust" or the "Company") today announced that it has closed on the refinancing of the mortgage loan for the 673-room Renaissance Hotel in Nashville, Tennessee.
The new, non-recourse loan has a balance of $218.1 million, and has a two-year term with three one-year extension options, subject to the satisfaction of certain conditions, with a final maturity date of September 2030. The loan is interest only and provides for a floating interest rate of SOFR + 2.26%. The previous loan totaled $267.2 million and provided a floating interest rate of SOFR + 3.98%.
In conjunction with the debt refinancing, the preferred equity investment on the property was upsized by $53.0 million, and the all-in rate of return on the preferred equity was reduced from 14% to 11.14%.
"We are encouraged by the continued improvement of the financing markets, which allowed us to complete this refinancing and will result in millions of dollars in annual interest expense savings," commented Stephen Zsigray, Ashford Trust's President and Chief Executive Officer. "This transaction demonstrates our ability to secure financing on favorable terms in the current market."
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing predominantly in upper upscale, full-service hotels.

Forward-Looking Statements
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Additionally, statements regarding the following subjects are forward-looking by their nature: our business and investment strategy; anticipated or expected purchases, sales or dispositions of assets; our projected operating results; completion of any pending transactions; our ability to restructure existing property-level indebtedness; our ability to secure additional financing to enable us to operate our business; our understanding of our competition; projected capital expenditures; and the impact of technology on our operations and business. Such forward-looking statements are based on our beliefs, assumptions, and expectations of our future performance taking into account all information currently known to us. These beliefs, assumptions, and expectations can change as a result of many potential events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, results of operations, plans, and other objectives may vary materially from those expressed in our forward-looking statements. You should carefully consider this risk when you make an investment decision concerning our securities. These and other risk factors are more fully discussed in the Company's filings with the SEC.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We will not publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise except to the extent required by law.

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